EXHIBIT 99.1

RBC Life Sciences®
August 11, 2011

RBC Life Sciences Reports Second Quarter 2011 Results

Irving, Texas (RBC Life Sciences: OTCQB: RBCL) - RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, today reported consolidated net sales of $7.5 million for the quarter ended June 30, 2011, compared to net sales of $7.8 million for the same period during 2010. The Company also reported net earnings of $17,000, or $0.00 per share, compared to net earnings of $172,000, or $0.01 per share, for the same quarter last year. Net sales were $14.0 million and $14.8 million for the six months ended June 30, 2011 and 2010, respectively, while net earnings were $160,000 and $383,000 for the six months ended June 30, 2011 and 2010, respectively.

“Due to a variety of logistical factors and weakness in some international markets, net sales in our largest revenue channel declined during the first six months of 2011 resulting in an overall decline in consolidated net sales and net earnings,” said RBC Life Sciences President and CEO, Clinton H. Howard. “However, we continue to see growth in Associate network sales, which increased 57% during the first six months of 2011. Sales growth in this channel accelerated during the second quarter following the introduction in May of our exciting new product, Stem-KineTM."

Stem-Kine is a dietary supplement that has been shown in published human clinical studies to nutritionally enable bone marrow and other stem cell-producing tissues to increase their production of stem cells, which form the natural repair and renewal system of the body. The Company distributes Stem-Kine under an exclusive license agreement that covers the U.S. and 41 other countries.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
Steve Brown
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences - Second Quarter 2011

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended June 30,
	2011	2010
Net sales	$7,494	$7,838
Gross profit	3,985	3,656
Operating profit	57	357
Earnings before income taxes	22	318
Provision for income taxes	5	146
Net earnings	17	172

Earnings per share - basic	$0.00	$0.01
Earnings per share - diluted	$0.00	0.01

Weighted average shares outstanding - basic	22,229	21,922
Weighted average shares outstanding - diluted	22,548	22,387

	Six Months Ended June 30,
	2011	2010
Net sales	14,032	14,820
Gross profit	7,301	7,045
Operating profit	319	757
Earnings before income taxes	247	679
Provision for income taxes	87	296
Net earnings	160	383

Earnings per share - basic	$0.01	$0.02
Earnings per share - diluted	$0.01	$0.02

Weighted average shares outstanding - basic	22,229	21,922
Weighted average shares outstanding - diluted	22,547	22,322

RBC Life Sciences - Second Quarter 2011

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$5,614	$4,220
Inventories	5,548	5,343
Other current assets	2,156	1,696
Total current assets	13,318	11,259
Other assets	6,932	7,085
Total assets	$20,250	$18,344

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$3,811	$3,087
Deferred revenue	3,573	2,490
Other current liabilities	175	168
Total current liabilities	7,559	5,745
Other liabilities	2,636	2,723
Shareholders' equity	10,055	9,876
Total liabilities and shareholders' equity	$20,250	$18,344